Exhibit 99.2

Leslie’s Poolmart, Inc. Announces Receipt of Requisite Consents

615 words

6 January 2005

16:22

PR Newswire (U.S.)

English

Copyright © 2005 PR Newswire Association LLC. All Rights Reserved.

PHOENIX, Jan. 6 /PRNewswire/ — Leslie’s Poolmart, Inc. (the “Company”) announced today the results to date of its previously announced cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”) for its 10-3/8% Senior Notes due 2008 (CUSIP No. 527069AE8 and 527069AF5) (the “Notes”). As of 1:00 P.M., New York City time on January 6, 2005, the Company had received tenders from holders of $40.3 million principal amount of Notes, representing approximately 66.7% of the outstanding Notes.

Accordingly, the requisite consents to adopt the proposed amendments to the indenture governing the Notes have been received. Adoption of the proposed amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes. The proposed amendments, however, will become operative when the Notes are accepted and payment is made pursuant to the terms of the Offer.

Withdrawal rights with respect to the tendered Notes expired as of 1:00 P.M., New York City time today. Accordingly, holders may not withdraw Notes previously or hereafter tendered, except as contemplated in the Offer.

The Offer is scheduled to expire at 5:00 p.m., New York City time, on February 2, 2005 (the “Expiration Date”), unless extended or earlier terminated. The Company intends to use proceeds from a contemplated debt financing to repurchase the Notes pursuant to the Offer.

The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated December 23, 2004, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the Offer, at (866) 794-2200 (U.S. toll-free) or (212) 430-3774 (collect). Banc of America Securities LLC is acting as the exclusive dealer manager and solicitation agent in connection with the Offer. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (U.S. toll-free) or (704) 388-9217 (collect).

This announcement is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated December 23, 2004.

Company Information

Founded in 1963, Leslie’s Poolmart, Inc. is the country’s leading specialty retailer of swimming pool supplies and related products. The Company markets its products through 470 retail stores in 36 states; a nationwide mail-order catalog; and an internet E-commerce site, http://www.lesliespool.com/ .

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plans for future activities. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to domestic economic conditions, activities of competitors, seasonality changes in federal or state tax laws and of the administration of such laws and the general condition of the economy.

Web site: http://www.lesliespool.com/

CONTACT: Don Anderson, Executive Vice President, CFO and Director ofLeslie’s Poolmart, Inc., +1-602-366-3861

Document PRN0000020050106e11600d49

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